Exhibit 99.1

REMARKS BY LOUIS C. CAMILLERI

CHAIRMAN AND CEO

PHILIP MORRIS INTERNATIONAL INC.

MORGAN STANLEY GLOBAL CONSUMER

AND RETAIL CONFERENCE

NOVEMBER 19, 2009

(SLIDE 1.)

Thank you David and good afternoon everyone. It is a pleasure to be here at the Morgan Stanley conference in New York.

(SLIDE 2.)

The presentation today contains forward-looking statements and, accordingly, I direct your attention to the Forward-Looking and Cautionary Statements slide for a review of various factors that could cause actual results to differ materially from forward-looking statements. Reconciliations of non-GAAP measures included in this presentation to the most comparable GAAP measures are provided either at the end of this presentation or are already available on our web site. Unless otherwise stated, I will be comparing results with those of the same period in the preceding year.

(SLIDE 3.)

Today, I will cover our performance against our growth targets, explain why we believe that these growth targets remain realistic, review our key strategies and growth opportunities, and our strong cash flow that underpins our ability to enhance shareholder returns.

(SLIDE 4.)

These are our mid to long-term annual growth targets:

—	volume growth of 1% a year organically and 2% including acquisitions;
—	growth in net revenues, after excise taxes, of 4-6% a year, excluding currency and acquisitions;
—	growth in operating companies income of 6-8% a year, excluding currency and acquisitions; and

—	growth in EPS of 10-12% a year, excluding currency.

(SLIDE 5.)

In 2008, we achieved our 1% annual organic volume growth target. This was a significantly better performance compared to previous years, reflecting the strength of our brand portfolio and our growing exposure to expanding emerging markets.

(SLIDE 6.)

We delivered the high end of our net revenue target and exceeded adjusted OCI and diluted EPS objectives as a result of our volume growth, favorable product mix, higher prices, productivity and cost savings and our share repurchase program.

(SLIDE 7.)

Compared to most consumer categories, cigarettes have proven to be relatively resilient to the economic downturn. Nevertheless, our industry is not immune, particularly to sharp increases in unemployment and consequent decreases in consumer spending. As a result, our volume is down by 2.1% year-to-date September and we expect a similar level of decline for the year as a whole.

(SLIDE 8.)

Very importantly, however, we have more than offset this with strong pricing across a multitude of markets, underscoring our pricing power and our focus on net revenue growth. Indeed our average quarterly pricing variance this year has delivered $500 million versus an average of $305 million in 2008, an increase of 64%.

(SLIDE 9.)

Our pricing actions delivered net revenue growth, excluding currency and acquisitions, of 4.7% and we again exceeded our OCI and EPS growth objectives fueled, in part, by our vigorous cost control and productivity enhancement measures, and our uninterrupted share repurchase program.

(SLIDE 10.)

Our results were driven by solid performances across all our geographic regions, as illustrated by the strong increase in our OCI margins, which averaged 1.6 percentage points, to an industry leading 44.2%.

(SLIDE 11.)

In light of this robust financial performance, the strength of our underlying business and a more favorable currency environment, we increased our reported diluted EPS guidance for 2009 last month to a narrowed range of $3.20 to $3.25. Based on October results and the current outlook for our business and currencies for the remainder of this year, we now expect to reach the upper end of this range.

(SLIDE 12.)

Looking beyond 2009, we believe that we can continue to deliver against our mid to long-term annual growth targets. While it would be hazardous of me to predict the shape and timing of an eventual employment-led economic recovery, we remain confident in our ability to meet our two most important financial metrics, which, in my mind at least, are EPS and free cash flow. Our confidence rests on our momentum and the inherent favorable characteristics of our industry. Our ability to meet our volume targets remains dependent on a sustained recovery in employment levels and, accordingly, we may face headwinds on this front next year. Nevertheless, while volume performance is an important metric, it is, in our eyes at least, not the most critical one.

(SLIDE 13.)

Some have expressed skepticism that our volume target over the mid to long-term is no longer realistic. In view of what appears to be a somewhat disproportionate focus on this sole metric by the investment community, let me attempt to convince you otherwise.

Our future volume performance will clearly be a function of several parameters that include total consumption trends, geographic mix, market share growth, and other key factors such as absolute and relative retail prices, excise tax levels, consumer disposable income and demographic trends, as well as developments on the regulatory front and their impact on societal attitudes to smoking.

(SLIDE 14.)

Let me start with total cigarette industry volume. In 2008, excluding China, the USA and duty-free, worldwide industry volume was estimated at 3.3 trillion units. Since 2004, industry volume has grown at an estimated compound average growth rate of 0.2%. Industry volume in OECD markets declined on average by 2.5% over this period, while it grew on average by 1.9% in non-OECD markets.

(SLIDE 15.)

This year, total industry volume is projected to erode by 2.4%, as a result of the economic recession, with OECD and non-OECD markets down by 3.4% and 1.9%, respectively.

(SLIDE 16.)

We believe that the principal drivers of the historical growth in industry volume, notably the growth in emerging market adult populations and the increase in consumer purchasing power that should occur once the current economic crisis is behind us, will allow for the resumption of historic trends.

(SLIDE 17.)

One key factor that could disrupt such a scenario is the potential for significant, widespread, and sustained excise tax hikes. We believe that such a risk is manageable for several reasons. The evidence suggests that extreme increases in excise tax levels remain isolated rather than the norm. Indeed, the vast majority of governments worldwide understand that sharp increases lead to huge volatility in revenues and can spur unintended consequences in the form of illicit trade, thereby putting in jeopardy the predictability and sustainability of this important revenue source. Therefore, in recent years, governments have focused much of their attention on tax structures to enhance revenues and improve their predictability.

(SLIDE 18.)

A trend towards more regulation is, we believe, inevitable and, in most instances, the measures proposed have our full support to the extent that such regulation does not penalize the legitimate industry compared to the illegal market and is based on sound science. One key measure that has, and continues to be promulgated, is public smoking restrictions. They are now in place in most major markets of the world and, accordingly, their one-time adverse impact on consumption levels of between 1% and 3% is largely behind us.

(SLIDE 19.)

In consideration of all these and other factors that either support consumption growth or hamper it, we believe that worldwide industry volume, post the current economic crisis, is likely to be in an annual range of plus to minus 0.5%.

(SLIDE 20.)

To achieve our annual 1% organic growth target within this range will require us to gain between 0.1 and 0.4 share points a year, a share growth objective that we believe is realistic. Indeed, in 2008, we grew our share by 0.2 points in a year when industry volume grew by 0.2%. We believe that we can do at least as well going forward given our greater exposure to faster growing emerging markets and strong share momentum across a wide range of geographies.

(SLIDE 21.)

Our regional volume mix has changed in a manner that is conducive to a stronger volume and global share performance going forward. The EU Region, where industry volume has been declining, accounted for 28% of our volume in 2008 compared to 36% in 2004. The share of our volume in the Asia Region grew during the same period from 19% to 26%.

(SLIDE 22.)

Within the Asia Region itself, fast growing Indonesia accounted for 33% of our volume in 2008, compared to just 6% in 2004. The corollary is the reduction in our volume dependence on the declining Japanese market from 52% in 2004 to 26% in 2008.

(SLIDE 23.)

We have been expanding our share at a rapid pace in major emerging markets. We have gained on average at least one share point a year in such varied and large markets as Russia, Turkey, Indonesia, Korea and Mexico.

(SLIDE 24.)

Based on data from the markets in which we operate, we are gaining overall share in both OECD and non-OECD markets. It is noteworthy that the three-month moving shares are above our twelve-month moving ones.

(SLIDE 25.)

Accordingly, it is our belief that a 1% annual organic volume growth rate remains both realistic and achievable in a mid to long-term time frame.

Nevertheless, our key focus will be to achieve our net revenue target. Pricing and product mix, offset by adverse geographic mix, will be the key drivers of our growth in net revenues. This year, pricing was the key component and more than offset the recession’s impact on total consumption levels and product mix.

(SLIDE 26.)

In both 2008 and 2009, our price increases were well-balanced across our regions. The slightly lower share of the EU Region in our price variance year-to-date September mainly reflects the fact that price increases in the two key markets of Germany and Spain took place in the middle of this year, and our price increase in France is being implemented this month.

(SLIDE 27.)

A key component of our income growth will continue to be our ability to improve our cost effectiveness. In March 2008, we outlined our productivity and cost savings program, which has the objective of generating more than $1.5 billion in cumulative gross cost savings over the period 2008 through the end of 2010. We are fully on track to realize these savings.

(SLIDE 28.)

The growth strategies that have driven our results continue to underpin our business model. Let me review some of them and explain why we believe they will generate growth going forward.

(SLIDE 29.)

Let me start with the successful reinforcement of our position in profitable consumer segments and the growth of our leading brand portfolio through enhanced consumer understanding and innovation.

(SLIDE 30.)

We have a wealth of formidable brands with seven of the top 15 international brands by volume, led by Marlboro, the only truly global cigarette brand.

(SLIDE 31.)

Our brand portfolio is strong and broad. Marlboro is by far the leader in the premium segment, where it is complemented by Parliament. L&M and Chesterfield are leading mid-price brands. Bond Street is the best selling low-price brand in Eastern Europe.

(SLIDE 32.)

Over the last two years, we have significantly enhanced our understanding of adult consumer preferences, increased our innovation efforts and improved our speed to market. This has enabled us to address the issue of increased consumer fragmentation and significantly expand our product offers.

(SLIDE 33.)

The development and gradual roll-out of the new Marlboro architecture is a powerful tool for the brand’s renewal and re-invigoration. The three differentiated pillars provide us with an opportunity to more broadly address adult consumer preferences.

(SLIDE 34.)

The new Marlboro Red line currently comprises Marlboro Red, Marlboro Mx4 Flavor, and the Marlboro Filter Plus and Marlboro Flavor Plus variants.

(SLIDE 35.)

The packaging of Marlboro Red has been upgraded. So far, the new pack is available in four markets in Europe and will be expanded geographically next year.

(SLIDE 36.)

Initial adult consumer research in France on the new pack shows that it is preferred to the old one across a wide range of attributes, including modernity, premiumness and innovation.

(SLIDE 37.)

Marlboro Filter Plus and Marlboro Flavor Plus are very innovative products with a multi-chambered filter including a tobacco plug and an elegant new sliding pack. The brand, which is now available in 34 markets, has achieved strong results across many markets.

(SLIDE 38.)

Consumer research in Romania confirms that the successful launch of Marlboro Filter Plus, which in the third quarter this year achieved a 2.4% market share, has created a positive “halo” effect for the Marlboro Red family. Our research shows improved scores across almost all brand attributes in 2008 for Legal Age to 24 year old smokers.

(SLIDE 39.)

Traditionally, Marlboro Gold was the lower tar and nicotine version of Marlboro Red. With its now separate identity, we are able to extend the Marlboro Gold franchise up and down the tar and nicotine taste ladder. This is the current Marlboro Gold line, which comprises Marlboro Gold Original, the full flavor Marlboro Gold Advance, the slightly slimmer Marlboro Gold Touch, the super-slims Marlboro Gold Edge and Marlboro Gold Smooth 1mg.

(SLIDE 40.)

The new Marlboro Gold Original pack is modern and elegant. The new pack was carefully tested prior to roll-out and we received overwhelmingly positive consumer reactions. It is now available in 18 markets in the EU Region and 12 markets elsewhere.

(SLIDE 41.)

Marlboro Fresh’s role has been enlarged beyond its previous role as menthol line extensions of Marlboro Red and Marlboro Gold. The new line-up focuses on a range of different refreshing taste sensations, delivered through innovative technological approaches, including high mentholation, mentholated threads in the filter, capsules, and different types of menthol flavors.

(SLIDE 42.)

Our most successful new Marlboro Fresh offering is Marlboro Black Menthol, first launched last year in Japan and now successfully expanded to four other Asian markets, with more to come.

(SLIDE 43.)

Naturally, a strong recession is not the period when the results of our new Marlboro launches in the premium segment are likely to be the most immediate. We have nevertheless witnessed very positive results, both in terms of improved share performance in certain key markets and segments, and in terms of consumer perception and brand demographics. Let me illustrate this for you with some examples.

(SLIDE 44.)

In Italy, Marlboro’s market share has increased to 23.1% in the third quarter this year, compared to 22.6% in the same period last year, benefiting from the success of Marlboro Gold Touch, which was launched in May this year and achieved a 1.4% share of market in the third quarter.

(SLIDE 45.)

In Japan, the launch of Marlboro Black Menthol, and its subsequent line extension into the 1 mg segment, has enabled us to restore Marlboro to share growth.

(SLIDE 46.)

However, as mentioned, innovation is not only about incremental volume, but also about reinforcing adult consumers’ perception of the entire brand family. We launched Marlboro Filter Plus in Korea during the fourth quarter of 2006. Since then, Marlboro’s growth has accelerated and the brand has gained 2.6 share points over three years, even though our innovative line extension has achieved a modest 0.2 share points. Furthermore, Marlboro’s smoker share amongst Legal Age to 24 year olds has increased by 6.7 share points to 22.4%, which augurs very well for the continued growth of the brand.

(SLIDE 47.)

The strong potential of the Marlboro brand is demonstrated by its positive demographics. This chart shows the difference between the smoker share for Marlboro among Legal Age to 24 years old and among Legal Age to 64 years old in the EU Region. The difference is positive in ten of the twelve EU Region markets shown here, led by Italy with 8.5 points. In Germany, while the difference remains negative, it is an improvement over 2008 when the gap was minus 4.4 points and our latest research exhibits a growing trend for the parent Marlboro Red brand.

(SLIDE 48.)

Another good example of an improved Legal Age to 24 year old Marlboro smoker share and an increasing positive gap is Portugal. Since February 2008, we have launched several variants of the new brand architecture and, despite the impact of pricing in mid-2008, we have increased our smoker share in the Legal Age to 24 category by 5.2 share points and further increased the gap to 9.7 points.

(SLIDE 49.)

The best demographic data for Marlboro is in Korea with plus 15.5 points, and Japan with a 9.8 points difference. It is no surprise that these are two of the main markets where Marlboro has gained significant share so far this year.

(SLIDE 50.)

To complement Marlboro in the premium and above price category, we have Parliament, the prestige brand with a recessed filter, which is generally sold at a higher price than Marlboro and outsells Marlboro in Russia. Parliament’s worldwide volume grew by 20% in 2008 and, in spite of the recession, is slightly ahead of last year after three quarters.

(SLIDE 51.)

Over a two year period, the brand has increased its share in all its main markets except Japan, with a particularly strong performance in Korea and Turkey where it has gained more than two share points.

(SLIDE 52.)

Marlboro and Parliament, as well as Virginia Slims, have been line extended into the 1mg segment, where we were previously under-represented.

(SLIDE 53.)

Since 2007, we have expanded our share in this segment, which is particularly important in Japan and Korea, and also growing rapidly off a low base in several markets in the Middle East, such as Saudi Arabia.

(SLIDE 54.)

Our largest mid-price brand is L&M, where there is a very different story to tell depending on geography. As adult consumers had moved towards lighter tasting and smoother cigarettes in Eastern Europe, Romania and Turkey, we re-engineered the cigarette and the filter in 2007 in order to provide a smoother and lighter taste, modernized the packaging and modified the communications platform. At that time, we said we expected it would take approximately two years to stabilize the brand’s performance. While we have not yet been fully successful, L&M’s share decline in these EEMA markets has moderated this year compared to 2008.

(SLIDE 55.)

In the EU Region, however, where L&M was already the second best selling cigarette brand after Marlboro, the brand has been performing very strongly, gaining share across a very wide range of markets, including Germany, the Czech Republic, Spain and Poland.

(SLIDE 56.)

L&M’s performance has been particularly strong in Germany. Year-to-date September, the brand has gained 1.4 share points to reach 8.1% and has provided us with a strong second leg in this important market. Its demographic profile is attractive with a share amongst smokers aged Legal Age to 24 at 15.7%, close to double its market share.

(SLIDE 57.)

L&M’s super-slims variants, called L&M Link, have been a tremendous success in Poland.

(SLIDE 58.)

The super-slims segment has continued to grow in Poland to over 10% of the total market and we have gained nearly 15 segment share points over two years to reach 40.3% in the third quarter of this year.

(SLIDE 59.)

Let me now review our progress to expand geographically and discuss the opportunities that lie ahead.

(SLIDE 60.)

Within the last couple of years, we penetrated the Algerian and Bulgarian markets with Marlboro, L&M and Muratti and have significantly expanded our share in both markets. Over the period, Marlboro has gained 3.8 share points in Algeria and 2.6 share points in Bulgaria.

(SLIDE 61.)

We complement our organic growth with acquisitions, where and when strategically and financially interesting targets are available. We are reaping significant benefits from our acquisition in 2005 of Sampoerna in Indonesia. This close to $5 billion investment represents our most successful acquisition to date in emerging markets. Since the acquisition, Sampoerna has become the leading cigarette company in Indonesia with a 29.0% market share year-to-date September in a growing market of over 250 billion units.

(SLIDE 62.)

Our largest acquisition since the spin-off was the $1.9 billion purchase in 2008 of Rothmans Inc., which gave us 100% of Rothmans Benson & Hedges. Canada is a very profitable 29 billion unit tax-paid cigarette market, with potential to grow strongly if contraband products, estimated to account for more than one third of the cigarette market, are eliminated. In fact, year-to-date September, the tax paid cigarette market is up by 1.6%, reflecting some initial measures taken by the Canadian authorities against contraband. We acquired a growing 33.4% share of the cigarette market and key brands such as Canadian Classics, Number 7, Accord and Belmont. The integration of Rothmans Inc. into PMI is now complete and our volume and profitability are ahead of our internal projections.

(SLIDE 63.)

In 2008, we had a 15.6% share of the world market excluding the USA and duty-free and 25.8% also excluding China. A quarter of the world market excluding China, the USA and duty-free remains outside the hands of the top four international companies and presents a significant potential opportunity for us to further expand our share through both organic growth and acquisitions.

(SLIDE 64.)

This year, for example, we entered India and launched locally manufactured Marlboro through a joint-venture that we control and strengthened our presence and infrastructure in South Africa through the acquisition of a business that has close to a 30% share of the total tobacco market.

(SLIDE 65.)

And then there is China, which accounts for nearly 40% of the world market excluding the USA and duty-free. We have a license agreement for the local manufacture and sale of Marlboro and volumes, while very modest, have been increasing at a brisk pace. We have a joint-venture outside China with the China National Tobacco Corporation. The performance of the joint-venture brands has been very positive. RGD for example achieved a 2.0% market share in the Czech Republic in the third quarter this year and 0.6% in Poland. We and our Chinese partners are pleased with the progress of our long-term strategic cooperation.

(SLIDE 66.)

Let me now turn to cash flow.

(SLIDE 67.)

In March 2008, we projected that cumulative operating cash flow would total $21.7 billion over a three year period.

(SLIDE 68.)

In 2008, we generated $7.9 billion in operating cash flow and, in the first nine months of this year, a further $6.4 billion, for a cumulative total of $14.3 billion. This puts us ahead of schedule and was achieved in spite of a negative impact on net earnings due to currency of some $800 million.

(SLIDE 69.)

Comparing ourselves with our peers in terms of free cash flow, that is operating cash flow less capital expenditures, as a percentage of net revenues, we are nearly top in class, with 29% of our net revenues, excluding excise taxes, transformed into free cash flow. We are surpassed only by Pfizer.

(SLIDE 70.)

Perhaps even more importantly, given the well-known cash generating characteristics of our industry, we have clearly outperformed all the other major international tobacco companies, as you can see on this chart.

(SLIDE 71.)

But we can do better and are focusing in particular on optimizing our working capital, which, in 2008, averaged $4.8 billion and was mainly composed of $2.9 billion in receivables and $9.1 billion in inventories, partly offset by $7.5 billion in payables.

(SLIDE 72.)

We recently carried out a benchmarking survey to determine those areas where improvements could be made and additional cash generated. We studied other consumer products companies and our key competitors with a particular focus on different business models, each company’s greater or lesser emphasis on direct distribution and vertical integration, as well as geographic and product mix.

(SLIDE 73.)

Our study revealed that there exists a number of opportunities to improve our working capital, particularly with regard to inventories. We have initiated a comprehensive program across the company, which we believe will generate incremental cash flow of some $750 million to $1 billion over the next three years.

(SLIDE 74.)

Accordingly, we remain confident that our free cash flow growth rate will exceed that of our net earnings.

(SLIDE 75.)

Let me conclude with an overview of how we have deployed our cash resources and how we intend to do so going forward.

Our cumulative operating cash flow of $14.3 billion was supplemented with incremental financing of $4.8 billion net of the first quarter 2008 special dividend of $3.0 billion paid by PMI to Altria Group, Inc. ahead of the spin.

(SLIDE 76.)

We deployed $4.2 billion, or 22% of our cumulative cash resources of $19.1 billion to support our business growth in the form of capital expenditures and acquisitions. These funds were primarily spent on the construction of new manufacturing facilities in Greece and Indonesia and to support our productivity and product innovation initiatives, as well as on several acquisitions, the largest of which was the purchase of Rothmans Inc. in Canada.

(SLIDE 77.)

As a testament to our commitment to enhance shareholder value, nearly 80% of the funds available were returned to our shareholders in the form of dividends for a total of $5.3 billion, and through share repurchases totaling $9.6 billion.

(SLIDE 78.)

We increased our quarterly dividend by 17.4% in August 2008 and by a further 7.4% in September 2009 to an annualized level of $2.32. At the closing stock price on November 13th, this translated into an attractive dividend yield of 4.6%.

(SLIDE 79.)

As you can see on this chart, we have consistently provided our investors with a dividend yield that is at the high end of our peer group and above that of all the other major international tobacco companies.

(SLIDE 80.)

We have persisted with our two-year, $13 billion share repurchase program throughout the economic and financial crisis, while many other companies put their programs on hold. As of September 30th, we spent $9.6 billion to purchase 209.6 million shares at an average price of $45.81 per share, and have $3.4 billion left in the program that runs through the end of April next year.

(SLIDE 81.)

While we started our existence as an independent company with a pristine balance sheet, we have increased our leverage since then. Our net debt to EBITDA increased from 0.6 at the end of March 2008 to 1.2 at the end of September 2009. This puts us on a similar level to companies such as McDonalds and Unilever.

(SLIDE 82.)

Our goal going forward is to preserve our current excellent credit ratings and retain the necessary flexibility to make acquisitions as opportunities arise. We therefore intend to maintain our leverage within the constraints of these credit ratings and any future recommendations by management to the Board regarding further share repurchase programs will be based on this philosophy.

(SLIDE 83.)

So far this year, we have returned $7.4 billion to shareholders through dividends and share repurchases. Since the March 2008 spin-off, $15 billion has been returned to shareholders, representing more than 15% of our current market capitalization.

(SLIDE 84.)

As PMI was spun off only a short time before some of the worst ever turbulence on the world stock markets, our total shareholder return has been 6.4%. This compares favorably with our tobacco peers, company peer group and the wider market benchmarks, especially when translated into US Dollar terms.

(SLIDE 85.)

It also compares very well with the leading companies that are included in our peer group. In US Dollar terms, only McDonalds, Novartis and GlaxoSmithKline have done better, and we have outperformed our tobacco peers and many leading consumer products companies.

(SLIDE 86.)

Our key objective going forward is to continue our steadfast commitment to provide superior returns to our shareholders. Our business fundamentals are in very good shape. We expect to continue to consistently meet our mid to long-term constant currency financial targets and, as I explained, we are optimistic that we can again achieve our organic volume growth target once there is an employment-led recovery. We are generating tremendous cash flows, which we will further enhance through measures to optimize working capital. We are comfortable with our current credit ratings and we intend to predominantly use our cash for dividend and share repurchases.

(SLIDE 87.)

Thank you. I will now be happy to take your questions.